EXHIBIT 10.5

UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF GEORGIA
ATLANTA DIVISION

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IN RE CRYOLIFE, INC. SECURITIES LITIGATION	: :	CIVIL ACTION NO. 1:02-CV-1868 BBM
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STIPULATION OF SETTLEMENT

        This Stipulation of Settlement dated as of August 29, 2005 (the “Stipulation”), is made and entered into by and among the following Settling Parties: (i) the Lead Plaintiffs (on behalf of themselves and each of the Class Members), by and through their counsel of record in the Litigation; and (ii) the Defendants identified below, by and through their counsel of record in the Litigation. The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims, upon and subject to the terms and conditions hereof and subject to the approval of the United States District Court for the Northern District of Georgia.

      I.   THE LITIGATION

        On or after July 3, 2002, the following actions were filed in the United States District Court for the Northern District of Georgia, Atlanta Division (the “Court”), as class actions on behalf of persons who purchased the common stock of CryoLife, Inc. (“CryoLife” or the “Company”): Morley v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-1868-BBM; Haghjoo v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-1917-TWT; Kaptur v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-1934-BBM; Narwani v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-1946-BBM; Richard and Sheila Korschein Trust v. CryoLife, Inc., et al., Civil Action No. 1:02-CV- 1953-BBM; Doerter v. CryoLife, Inc., et al., Civil Action No. 1:02-CV- 2097-BBM; Mancuso v. CryoLife, Inc., et al., Civil Action No. 1:02-CV- 2125-BBM; Wurster v. CryoLife, Inc., et al., Civil Action No. 1:02-CV- 2126-BBM; Ridge v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-2323; and Ward v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-2342-BBM. By order of the Court, these ten actions were consolidated and styled In re CryoLife, Inc. Sec. Litig., Civil Action No. 1:02-CV-1868-BBM (the “Litigation”). On November 14, 2002 Plaintiffs Peter and Alison Hilbig, Richard Lippe and Stanley R. Levine (the “Lead Plaintiffs”) were appointed Lead Plaintiffs and their choice of counsel was approved by the Court.

        The operative Complaint in the Litigation is the Consolidated and Amended Class Action Complaint for Violation of Federal Securities Laws, filed on January 15, 2003 (the “Complaint”). The Complaint alleges claims for violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Securities and Exchange Commission Rule 10b-5 promulgated thereunder against CryoLife, Inc., Steven G. Anderson, Albert E. Heacox, David Ashley Lee, and James C. Vander Wyk.

        On February 28, 2003, Defendants moved to dismiss the Complaint. By Order dated May 27, 2003, the Court denied in part and granted in part Defendants’ motion to dismiss the Complaint.

        On July 24, 2003, Plaintiffs moved for class certification. The Court, by Order dated December 16, 2003 (and as modified by the Court’s Order dated March 1, 2004), certified the Litigation to proceed as a class action on behalf of all persons who purchased or otherwise acquired the common stock of CryoLife, Inc. between April 2, 2001 and August 14, 2002, inclusive, and were allegedly damaged thereby. The parties concluded discovery on February 9, 2005 and served motions for summary judgment on March 11, 2005. On June 17, 2005, the Court denied Plaintiffs’ motion for partial summary judgment and denied in part and granted in part Defendants’ motion for summary judgment.

        Excluded from the Class is anyone named as a Defendant in this action; members of the immediate family of any such Defendant; any entity in which any such Defendant or family member has or had a controlling interest; the officers and directors of CryoLife, Inc.; or the legal affiliates, representatives, controlling persons, predecessors in interest, heirs, assigns, or any other successors in interest of any such excluded party.

      II.   DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

        Defendants have denied and continue to deny each and all of the claims and contentions alleged by Lead Plaintiffs in the Litigation. Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. Defendants also have denied and continue to deny, inter alia, the allegations that Lead Plaintiffs or the Class have suffered damage or that Lead Plaintiffs or the Class were harmed by the conduct alleged in the Litigation.

        This Stipulation shall in no event be construed or deemed to be evidence of an admission or concession on the part of any Defendant with respect to any claim or of any fault, liability, wrongdoing, or damage whatsoever, or any infirmity in the defenses that Defendants have asserted. Defendants’ decision to settle the Litigation was based on the conclusion that further conduct of the Litigation would be protracted and expensive, that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation, the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation, and the determination that it is desirable and beneficial that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.

      III.   CLAIMS OF LEAD PLAINTIFFS AND BENEFITS OF SETTLEMENT

        Lead Plaintiffs believe that the claims asserted in the Litigation have merit. Plaintiffs’ Co-Lead Counsel, however, recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against Defendants through trial and appeals. Plaintiffs’ Co-Lead Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Litigation, as well as the difficulties and delays inherent in such litigation. Plaintiffs’ Co-Lead Counsel also are mindful of the inherent problems of proof under and possible defenses to the violations asserted in the Litigation. Plaintiffs’ Co-Lead Counsel believe that the Settlement set forth in this Stipulation confers substantial benefits upon the Class. Based on their evaluation, Plaintiffs’ Co-Lead Counsel have determined that the Settlement set forth in the Stipulation is in the best interests of the Lead Plaintiffs and the Class.

      IV.   TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

        NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Lead Plaintiffs (for themselves and the Class Members) and Defendants, by and through their respective counsel of record, that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled, and released, and the Litigation shall be dismissed with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows:

      1.   Definitions

        As used in the Stipulation, the following terms have the meanings specified below:

        1.1 “Actions” means the Litigation and Morley v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-1868-BBM; Haghjoo v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-1917-TWT; Kaptur v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-1934-BBM; Narwani v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-1946-BBM; Richard and Sheila Korschein Trust v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-1953-BBM; Doerter v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-2097-BBM; Mancuso v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-2125-BBM; Wurster v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-2126-BBM; Ridge v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-2323; and Ward v. CryoLife, Inc., et al., Civil Action No. 1:02-CV-2342-BBM.

        1.2 “Authorized Claimant” means any Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation and who submits a timely and valid Proof of Claim form to the Claims Administrator.

        1.3 “Claims Administrator” means the firm of Heffler, Radetich & Saitta L.L.P., 1515 Market Street, Suite 1700, Philadelphia, PA 19102.

        1.4 “Class” means all Persons and entities who purchased or otherwise acquired the common stock of CryoLife between April 2, 2001 and August 14, 2002, inclusive, and who were damaged thereby. Excluded from the Class is anyone named as a Defendant in this action; members of the immediate family of any such Defendant; any entity in which any such Defendant or family member has or had a controlling interest; the officers and directors of CryoLife, Inc.; or the legal affiliates, representatives, controlling persons, predecessors in interest, heirs, assigns, or any other successors in interest of any such excluded party. Also excluded from the Class are those Persons who timely and validly request exclusion from the Class pursuant to the “Notice of Pendency of Class Action and Proposed Settlement, Motion for Attorneys’ Fees and Settlement Fairness Hearing” to be sent to potential Class Members.

        1.5 “Class Member” or “Member of the Class” means a Person who falls within the definition of the Class.

        1.6 “Class Period” means the period commencing on April 2, 2001 and ending on August 14, 2002, inclusive.

        1.7 “CryoLife,” or the “Company,” means CryoLife, Inc.

        1.8 “Defendants” means CryoLife, Steven G. Anderson, Albert E. Heacox, D. Ashley Lee, and James C. Vander Wyk.

        1.9 “Effective Date” means the first date by which all of the events and conditions specified in ¶ 7.1 of the Stipulation have been met and have occurred.

        1.10 “Escrow Agent” means the law firm of Chitwood Harley Harnes LLP.

        1.11 “Individual Defendants” means Steven G. Anderson, Albert E. Heacox, David Ashley Lee, and James C. Vander Wyk.

        1.12 “Lead Plaintiffs” means Peter and Alison Hilbig, Richard Lippe, and Stanley R. Levine. By Order dated December 16, 2003, the Lead Plaintiffs were appointed as Class Representatives of the Class.

        1.13 “Order and Final Judgment” means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

        1.14 “Person” means an individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, any business or legal entity and all of their respective spouses, heirs, beneficiaries, executors, administrators, predecessors, successors, representatives, or assignees.

        1.15 “Plaintiffs” means all of the Plaintiffs that have appeared in the Litigation.

        1.16 “Plaintiffs’ Co-Lead Counsel” means Chitwood Harley Harnes LLP and Berger & Montague, P.C.

        1.17 “Plaintiffs’ Counsel” means counsel who have appeared for any of the Plaintiffs in the Litigation.

        1.18 “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, Taxes and Tax Expenses and such attorneys’ fees, costs, expenses and interest as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation, and Defendants shall have no responsibility or liability with respect thereto.

        1.19 “Released Claims” means any and all claims (including “Unknown Claims” as defined in subsection 1.26 below), debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, matured or unmatured, whether class or individual in nature, including both known claims and unknown claims that relate to the purchase, acquisition, or ownership of the securities of CryoLife during the Class Period and that: (i) have been asserted in the Actions by the Class Members or any of them against any of the Released Parties; or (ii) could have been asserted in any forum by the Class Members or any of them against any of the Released Parties which arise out of, are based upon, or are in any way related to the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the complaints which were filed in each of the Actions or in the Consolidated Amended Complaint.

        1.20 “Released Parties” means any and all of the Defendants, their past or present subsidiaries, parents, successors and predecessors, officers, directors, agents, employees, attorneys, advisors, insurers, and investment advisors, auditors, accountants and any person, firm, trust, corporation, officer, director, or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, heirs, successors in interest or assigns of Defendants.

        1.21 “Settlement" means the settlement of the Actions as set forth in this Stipulation.

        1.22 “Settlement Amount” means the principal amount of twenty three million two hundred fifty thousand dollars ($23,250,000), to be provided in cash and/or stock, as provided herein.

        1.23 “Settled Defendants’ Claims” means all claims, demands, losses, rights, and causes of action of any nature whatsoever, that have been or could have been asserted in the Action or any forum by the Released Parties or any of them or the successors and assigns of any of them against any of the Lead Plaintiffs, Class Members, Plaintiffs’ Co-Lead Counsel or Plaintiffs’ Counsel, which arise out of or relate in any way to the institution, prosecution, assertion, settlement, or resolution of the Litigation (except for claims to enforce the Settlement); provided, however, that “Settled Defendants’ Claims” shall not include any rights or claims of Defendants against their insurers, or their insurers’ subsidiaries, predecessors, successors, assigns, affiliates, or representatives, or any rights or claims of their insurers against Defendants, under or related to any policies of insurance.

        1.24 “Settlement Fund” shall mean the Settlement Amount, plus any interest that may accrue thereon as provided for herein.

        1.25 “Settling Parties” means, collectively, each of the Defendants and the Lead Plaintiffs on behalf of themselves and the Members of the Class.

        1.26 “Unknown Claims” means any Released Claim which any Class Member does not know or suspect to exist in such party’s favor at the time of the release of the Released Parties which, if known by such party, might have affected such party’s settlement with and release of the Released Parties, or might have affected such party’s decision not to object to this Settlement. With respect to any and all Released Claims, upon the Effective Date, the Class Members shall expressly, and by operation of the Order and Final Judgment shall have expressly waived, the provisions, rights and benefits of California Civil Code §1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        The Class Members by operation of the Order and Final Judgment shall have expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. The Class Members may hereafter discover facts in addition to or different from those which such party now knows or believes to be true with respect to the subject matter of the Released Claims, but the Class Members, upon the Effective Date, by operation of the Order and Final Judgment shall have fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

      2.   The Settlement

         a.   Payment Terms

2.1 Defendants shall pay or cause to be paid to the Class, in settlement of the claims against them, the sum of $23,250,000 as follows:

    (a)        Within thirty (30) days of the entry of and order from the Court preliminarily approving the Stipulation, Defendants shall deposit or cause to be deposited $19,500,000 in cash into an escrow account to be established by Plaintiffs’ Co-Lead Counsel.

    (b)        On or before the Effective Date, CryoLife shall deposit into an escrow account to be established by Plaintiffs’ Co-Lead Counsel the balance of the Settlement Amount of $3,750,000 in cash less the amount, if any, paid in common stock as described in 2(c) below.

    (c)        Defendants shall have the option of funding the remaining balance of the Settlement Amount ($3,750,000) with CryoLife common stock or cash. Should Defendants fund any portion of the Settlement Amount with shares of CryoLife common stock (the “Settlement Shares”), the number of shares of CryoLife common stock needed to fund that portion of the Settlement Amount shall be determined by the average per share closing price of CryoLife common stock during the ten trading days immediately preceding the Effective Date. The Settlement Shares shall be unrestricted, freely tradeable and either registered, or exempt from registration under the Securities Act pursuant to Section 3(a)(10) of the Securities Act, 15 U.S.C. § 77c(a)(10) in that the Settlement Shares will be issued to or for the benefit of Members of the Class in exchange for their release of claims against the Defendants under the terms of this Stipulation. Pursuant to Section 3(a)(10) the Court’s judgment of the fairness of the Settlement may serve as a substitute for the registration requirements of the Securities Act with regard to any Settlement Shares used to fund the Settlement Amount. At the Settlement Hearing (¶ 7.4) the Court will be asked to find with regard to the Settlement Shares being issued as part of the Settlement Amount that: (1) the terms and conditions of the proposed issuance are fair to all those who will receive securities in the proposed exchange; and (2) the terms and conditions of, and the procedures for, the proposed issuance are fair. In the alternative, CryoLife, in its sole discretion, shall have the right to file a registration statement with the Securities and Exchange Commission covering the issuance of the Settlement Shares.

    (d)        Defendants shall provide written notice to Plaintiffs’ Co-Lead Counsel whether they intend to exercise their right to fund the Settlement Amount with up to $3,750,000 in CryoLife common stock on or before the Effective Date and fund this portion of the Settlement Amount either in stock or cash on or before the Effective Date. The actual amount of the Settlement Amount funded with Settlement Shares is hereinafter referred to as the “Stock Settlement Amount.” The actual amount of the Settlement Amount funded with cash is hereinafter referred to as the “Cash Settlement Amount.” The Settlement Shares, if any, shall be issued as directed by Plaintiffs’ Co-Lead Counsel in bulk certificates initially in the names of Plaintiffs’ Co-Lead Counsel as nominees for the Class. Should Defendants determine to fund any amount of the $3,750,000 in cash, such cash shall by deposited by Defendants into the escrow account established as provided in Section 2.1(a) herein.

    (e)        Should Defendants fund the remaining balance of the Settlement ($3,750,000) in whole or in part through the issuance of Settlement Shares, Plaintiffs’ Co-Lead Counsel shall hold the Settlement Shares as fiduciaries for the benefit of the Members of the Class prior to the distribution of such Settlement Shares to the Members of the Class. At anytime after the Effective Date, and prior to the date of distribution of the Settlement Shares to the Members of the Class, Plaintiffs’ Co-Lead Counsel shall have the option, in their sole discretion but consistent with their fiduciary duties to the Class Members, of selling all or any portion of the Settlement Shares for the benefit of the Members of the Class; provided that the proceeds of any such sale shall be placed in the “Gross Settlement Fund” (as hereinafter defined).

    (f)        Neither the Plaintiffs, the Class Members, nor any of the Released Parties shall have a claim against Plaintiffs’ Co-Lead Counsel or the Lead Plaintiffs, or any of their agents, based on the disposition of said Settlement Shares or the distributions made in accordance with the Stipulation and Agreement of Settlement.

    (g)        The Cash Settlement Amount and any interest earned thereon and the Stock Settlement Shares, and any proceeds from the sale of any such shares, shall be the “Gross Settlement Fund.”

         b.   The Escrow Agent

        2.2 The Escrow Agent shall invest any funds in excess of $100,000 deposited into the Settlement Fund pursuant to ¶ 2.1 above in short-term United States Agency or Treasury Securities (or a mutual fund invested solely in such instruments) and shall collect and reinvest all interest accrued thereon. Any funds held in escrow in an amount of less than $100,000 may be held in an interest bearing bank account insured by the FDIC.

        2.3 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the prior written agreement among counsel for Defendants, Defendants’ insurers, and Plaintiffs’ Co-Lead Counsel.

        2.4 Subject to further order and/or direction as may be made by the Court, the Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation.

        2.5 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

        2.6 Plaintiffs’ Co-Lead Counsel may pay from the Cash Settlement Amount, without further approval from Defendants or the Court, the reasonable costs and expenses associated with identifying members of the Class and effecting mail Notice and publication notice to the Class, and the administration of the Settlement, including, without limitation, the actual costs of publication, printing and mailing the Notice, reimbursements to nominee owners for forwarding notice to their beneficial owners, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims, provided that the foregoing costs and expenses shall not exceed $200,000. To the extent the foregoing costs and expenses do exceed $200,000, Plaintiffs’ Co-Lead Counsel shall apply to the Court for an order allowing for reimbursement of the foregoing costs and expenses in excess of $200,000.

      c.   Taxes

        2.7 The Settling Parties and their counsel agree that the Settlement Fund is intended to be a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1. The Settling Parties and their counsel agree that the Settlement Fund should be treated as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this ¶ 2.7, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

    (a)        For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. § 1.468B-2(k)). Such returns (as well as the election described in this ¶ 2.7) shall be consistent with this ¶ 2.7 and in all events shall reflect that all Taxes as defined in subsection (b) below (including any estimated Taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶ 2.7(b) hereof.

    (b)        All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including any taxes or tax detriments that may be imposed upon the Defendants or their insurers with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”), and (ii) expenses and costs incurred in connection with the operation and implementation of this ¶ 2.7 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶ 2.7) (“Tax Expenses”), shall be paid out of the Settlement Fund; in all events Defendants (including without limitation Defendants’ insurers) shall have no liability or responsibility for the Taxes or the Tax Expenses. The Escrow Agent shall indemnify and hold each of the Defendants and their insurers harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(1)(2)); Defendants or their insurers are not responsible nor shall they have any liability therefore. The Settling Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶ 2.7.

    d.        Termination of Settlement

        2.8 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, including, without limitation, in the event the Order and Final Judgment is reversed or vacated following any appeal taken therefrom, or is successfully collaterally attacked, the Settlement Fund (including accrued interest) less reasonable expenses actually incurred or due and owing from the Settlement Fund for the notice and administration of the Settlement pursuant to ¶ 2.6 above, shall be refunded to CryoLife and its insurers in the amount paid by each of them plus accrued interest attributable to that amount by wire transfer in accordance with the instructions to be provided by counsel for Defendants within five (5) business days of the availability of the monies from the investments authorized herein or as otherwise agreed upon in writing by counsel for Defendants.

      3. Notice Order and Settlement Hearing

        3.1 Promptly after execution of the Stipulation, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court and Plaintiffs’ Co-Lead Counsel shall apply for entry of an order (the “Notice Order”), substantially in the form and content of Exhibit A attached hereto, requesting, inter alia, the preliminary approval of the settlement set forth in the Stipulation, and approval for the mailing of a settlement notice (the “Notice”) and publication of a summary notice, substantially in the forms of Exhibits A-1 and A-3 attached hereto. The Notice shall include the general terms of the Settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application as defined in ¶ 6.1 below and the date of the Settlement Hearing as defined below (¶ 7.4).

        3.2 The Settling Parties request that, after Notice is given, the Court hold a Settlement Hearing and approve the Settlement of the Litigation as set forth herein. At or after the Settlement Hearing, Plaintiffs’ Co-Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

        3.3 Except for their obligation to pay or cause payment of the Settlement Amount into Escrow as set forth herein, and to cooperate in the production of information with respect to the identification of Class Members from CryoLife’s shareholder transfer records, as provided herein, Defendants shall have no liability, obligation or responsibility for the administration of the Settlement or disbursement of the Net Settlement Fund, as defined below in Section 5.1(d).

      4.   Releases

        4.1 Upon the Effective Date, the Lead Plaintiffs, and each of the Class Members shall be deemed to have, and by operation of the Order and Final Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against any Released Parties, and shall forever be enjoined from prosecuting the Released Claims, regardless of whether such Class Member executes and delivers a Proof of Claim and Release.

        4.2 Upon the Effective Date, each of the Released Parties shall be deemed to have, and by operation of the Order and Final Judgment shall have, fully, finally, and forever released, relinquished and discharged all Settled Defendants’ Claims, and shall forever be enjoined from prosecuting the Settled Defendants’ Claims.

      5.   Administration and Calculation of Claims, Final Awards, and Supervision and Distribution of Settlement Fund

        5.1 The Claims Administrator, subject to such supervision and direction of the Court and/or Plaintiffs’ Co-Lead Counsel as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund (defined below) to Authorized Claimants. The Settlement Fund shall be applied as follows:

    (a)        to pay all the costs and expenses reasonably and actually incurred in connection with providing Notice, locating Class Members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms, and paying escrow fees and costs, if any;

    (b)        to pay the Taxes and Tax Expenses described in ¶ 2.7 above;

    (c)        to pay to Plaintiffs’ Counsel attorneys’ fees, expenses, and costs with interest thereon (the “Fee and Expense Award”), if and to the extent allowed by the Court; and

    (d)        to distribute the balance of the Settlement Fund (the “Net Settlement Fund”) to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.

        5.2 Upon the Effective Date and thereafter, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

    (a)        Each Class Member shall be required to submit a Proof of Claim (see attached Exhibit 2 to Exhibit A), supported by such documents as are designated therein, including proof of the transactions claimed and the losses incurred thereon, or such other documents or proof as the Claims Administrator, in its discretion, may deem acceptable;

    (b)        All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by order of the Court. Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by order of the Court, a later-submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement including the terms of the Order and Final Judgment to be entered in the Litigation and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Released Claims. Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

    (c)        Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, who shall determine in accordance with this Stipulation and the approved Plan of Allocation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

    (d)        Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the Claimant in order to remedy the curable deficiencies in the Proofs of Claim submitted. The Claims Administrator shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claim it proposes to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below;

    (e)        If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, Plaintiffs’ Co-Lead Counsel shall thereafter present the request for review to the Court;

    (f)        The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, with notice to Defendants’ Counsel, for approval by the Court in the Class Distribution Order; and

    (g)        The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation described in the Notice and approved by the Court.

        5.3 Except for their obligation to pay or cause payment of the Settlement Amount into Escrow as set forth herein, and to cooperate in the production of information with respect to the identification of Class Members from CryoLife’s shareholder transfer records, as provided herein, Defendants shall have no responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes, or any losses incurred in connection therewith.

        5.4 No Person shall have any claim against Plaintiffs’ Counsel or any claims administrator, or Defendants or their counsel based on distributions made substantially in accordance with the Stipulation and the settlement contained herein, the Plan of Allocation, or further orders of the Court.

        5.5 If there is any balance remaining in the Net Settlement Fund after six months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks, or otherwise), then, after the Claims Administrator has made reasonable and diligent efforts to have Class Members who are entitled to participate in the distribution of the Net Settlement Fund cash their distributions, any balance remaining shall be re-distributed among Authorized Claimants in an equitable and economic manner and any remainder donated to an appropriate non-profit organization selected by Plaintiffs’ Co-Lead Counsel and approved by the Court.

        5.6 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a necessary term of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in the Stipulation, and any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Order and Final Judgment approving the Stipulation and the Settlement set forth herein, or any other orders entered pursuant to the Stipulation.

      6.   Plaintiffs’ Counsel’s Attorneys’ Fees and Reimbursement of Expenses

        6.1 Plaintiffs’ Co-Lead Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions to them from the Settlement Fund for: (a) an award of attorneys’ fees to be paid from the Settlement Fund; plus (b) reimbursement of expenses and costs incurred in connection with prosecuting the Litigation, plus any interest on such attorneys’ fees, costs, and expenses at the same rate and for the same periods as earned by the Settlement Fund. Plaintiffs’ Co-Lead Counsel reserve the right to make additional applications for fees and expenses incurred.

        6.2 The attorneys’ fees, expenses and costs, including the fees of experts and consultants, as awarded by the Court, shall be paid to Plaintiffs’ Co-Lead Counsel from the Settlement Fund, as ordered, immediately after the Court executes an order awarding such fees and expenses. Plaintiffs’ Co-Lead Counsel shall thereafter allocate, subject to the conditions below, the attorneys’ fees amongst Plaintiffs’ Counsel in a manner in which they in good faith believe reflects the contributions of such counsel to the prosecution and settlement of the Litigation. In the event that the Effective Date does not occur, or the Order and Final Judgment or the order making the Fee and Expense Award is reversed or modified, or the Stipulation is cancelled or terminated for any other reason, and in the event that the Fee and Expense Award has been paid to any extent, then Plaintiffs’ Counsel, including their law firm, partners, and/or shareholders, shall within ten (10) days from receiving notice from Defendants’ Counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund, the fees, expenses and costs previously paid to them from the Settlement Fund plus interest thereon at the same rate as earned on the Settlement Fund in an amount consistent with such reversal or modification. Each such Plaintiffs’ Counsel’s law firm, as a condition of receiving such fees and expenses, on behalf of itself and each partner and/or shareholder of it, agrees that the law firm and its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph.

        6.3 Any appeal from any order relating to the Fee and Expense Application or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Order and Final Judgment approving the Stipulation and the settlement of the Litigation set forth herein.

        6.4 Defendants shall have no responsibility for, and no liability whatsoever with respect to, any payment to Plaintiffs’ Counsel from the Settlement Fund.

      7.   Conditions of Settlement, Effect of Disapproval, Cancellation or Termination

        7.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

    (a)       Defendants have made or caused the contributions to be made to the Settlement Fund as required by ¶ 2.1 above;

    (b)       the Court has entered the Notice Order, or an order substantially in the form of Exhibit A attached hereto;

    (c)       the Court has approved this Stipulation of Settlement, following notice to the Class Members and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure;

    (d)        the Court has entered the Order and Final Judgment, and (i) any an appeal of such judgment has been finally affirmed, the time for a petition for or a denial of a writ of certiorari to review the judgment has expired or, if certiorari is granted, the judgment following review pursuant to that grant has been finally affirmed; or (ii) any appeal from the judgment or any proceeding on certiorari to review the judgment has been finally dismissed; or (iii) if no appeal is filed, the time for the filing or noticing of any appeal from the Court’s judgment approving the Stipulation substantially in the form of Exhibit B attached hereto has expired, i.e., thirty (30) days after entry of the judgment, such that the judgment represents a final and binding judgment with respect to the Litigation, provided that any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys’ fees, costs or expenses, shall not in any way delay or preclude the judgment from becoming final and binding with respect to the Litigation; and

    (e)        the Settlement shall not have been terminated by any of the parties hereto.

        7.2 Upon the occurrence of all of the events referenced in ¶ 7.1 above, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished.

        7.3 The Settling Parties shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) days of: (a) the Court’s declining to enter the Notice Order in any material respect; (b) the Court’s refusal to approve this Stipulation or any material part of it; (c) the Court’s declining to enter the Order and Final Judgment in any material respect; (d) the date upon which the Order and Final Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) as otherwise set forth in the Settling Parties’ Supplemental Agreement, as provided below.

        7.4 A hearing (the “Settlement Hearing”) shall be held at a date and time convenient to the Court, at the United States District Court for the Northern District of Georgia, Atlanta Division, 75 Spring Street, Atlanta, GA 30303, to determine whether the proposed settlement of the litigation on the terms and conditions provided for in this Stipulation is fair, just, reasonable, and adequate as to the Class and should be approved by the Court; whether an Order and Final Judgment as provided in ¶ 1.12 should be entered herein; whether the proposed Plan of Allocation should be approved; and to determine the amount of fees and expenses that should be awarded to Plaintiffs’ Counsel. If prior to the Settlement Hearing, Persons who otherwise would be Members of the Class have submitted timely requests for exclusion (“Requests for Exclusion”) from the Class in accordance with the provisions of the Notice Order and the notice given pursuant thereto, and if the aggregate number of shares of CryoLife common stock purchased by such Class Members during the Class Period equals or exceeds the amount specified in a separate supplemental agreement (“Supplemental Agreement”) between the Settling Parties, Defendants shall have the option to terminate the Stipulation in accordance with the procedures set forth in the Supplemental Agreement. The Supplemental Agreement and all of its terms are hereby incorporated into this Stipulation (and vice versa); however, the Supplemental Agreement will not be filed with the Court unless and until a dispute among the parties concerning its interpretation or application arises. Copies of all Requests for Exclusion received and copies of all written revocations of Requests for Exclusion received shall be sent to counsel for Defendants and to Plaintiffs’ Co-Lead Counsel within a reasonable time of receipt.

        7.5 Unless otherwise ordered by the Court, in the event the Stipulation is terminated, or is cancelled, or shall not become effective for any reason, within five (5) business days after written notification of such event is sent by counsel for Defendants or Plaintiffs’ Co-Lead Counsel to the Escrow Agent, the Settlement Fund (including accrued interest), less any expenses and any costs that have either been properly disbursed pursuant to ¶ 2.6 or ¶ 2.7 herein, or are determined to be chargeable to the Settlement Fund for the notice and administration of the Settlement pursuant to ¶ 2.6 herein, shall be refunded by the Escrow Agent to CryoLife and its insurers in the amount paid by each of them plus accrued interest attributable to that amount by wire transfer pursuant to written instructions from counsel for Defendants. At the request of counsel for Defendants, the Escrow Agent or its designee shall apply for any tax refund owed to the Settlement Fund and pay the proceeds, after deduction of any fees or expenses reasonably incurred in connection with such application(s) for refund to Defendants.

        7.6 In the event that the Stipulation is not approved by the Court or the Settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Litigation immediately prior to the execution of this Stipulation. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶ 7.4-7.6 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Litigation or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses, and interest awarded by the Court to the Plaintiffs or any of their counsel shall constitute grounds for cancellation or termination of the Stipulation. If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither the Lead Plaintiffs nor any of their counsel shall have any obligation to repay any amounts actually and properly disbursed from the Settlement Fund for the notice and administration of the Settlement pursuant to ¶ 2.6 hereof. In addition, any expenses already incurred and properly chargeable to the Settlement Fund for the notice and administration of the Settlement pursuant to ¶ 2.6 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with ¶ 7.5 above.

      8.   No Admission of Wrongdoing

        8.1 This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

    (a)        shall not be offered or received against the Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Defendants with respect to the truth of any allegations by any of the Plaintiffs in the Actions, or of any liability, negligence, fault, or wrongdoing of the Defendants;

    (b)        shall not be offered or received against Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant;

    (c)        shall not be construed as or received in evidence as an admission, concession or presumption against Plaintiffs or any of the Class Members that any of their claims are without merit, or that any defenses asserted by Defendants have any merit, or that damages recoverable under the complaints would not have exceeded the Gross Settlement Fund.

      9.   Miscellaneous Provisions

        9.1 If a case is commenced in respect of any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited to the Settlement Fund by other Defendants, then, at the election of Plaintiffs’ Co-Lead Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and Order and Final Judgment entered in favor of the Defendants pursuant to this Stipulation, which releases and Order and Final Judgment shall be null and void, and the parties shall be restored to their respective positions in the Litigation immediately prior to the execution of this Stipulation and any cash amounts in the Settlement Fund shall be returned as provided in ¶ 7.5 above.

        9.2 The Settling Parties: (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

        9.3 The Settling Parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Litigation. The Settlement compromises all claims that were contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Order and Final Judgment will contain a statement that, during the course of the Litigation, the Settling Parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties agree that the amount paid to the Settlement Fund and the other terms of the Settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel.

        9.4 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

        9.5 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

        9.6 Plaintiffs’ Co-Lead Counsel, on behalf of the Class, are expressly authorized by Lead Plaintiffs to take all appropriate actions required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class that they deem appropriate.

        9.7 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

        9.8 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of executed counterparts shall be filed with the Court.

        9.9 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties.

        9.10 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and the Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation.

        9.11 The Stipulation and the Exhibits attached hereto and the Supplemental Agreement shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Georgia, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Georgia without giving effect to that State’s choice of law principles.

        9.12 The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

        9.13 The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

        9.14 This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

        IN WITNESS WHEREOF, the Settling Parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated as of August 29, 2005.

Respectfully submitted,

CHITWOOD HARLEY HARNES LLP

/s/ Krissi T. Gore
Martin D. Chitwood (124950),
mchitwood@chitwoodlaw.com
David J. Worley (776665),
dworley@chitwoodlaw.com
Nikole M. Davenport (206195),
ndavenport@chitwoodlaw.com
James M. Wilson (768445),
jwilson@chitwoodlaw.com
Krissi T. Gore (687020),
kgore@chitwoodlaw.com
2300 Promenade II
1230 Peachtree Street, NE
Atlanta, GA 30309
Telephone: (404) 873-3900
Facsimile: (404) 876-4476

BERGER & MONTAGUE, P.C.
Sherrie R. Savett, ssavett@bm.net
Carole A. Broderick,
cbroderick@bm.net
Susan Schneider Thomas,
sthomas@bm.net
Arthur Stock, astock@bm.net
1622 Locust Street
Philadelphia, PA 19103
Telephone: (215) 875-3000
Facsimile: (215) 875-4604

Co-Lead Counsel for Plaintiffs	KING & SPALDING LLP

/s/ Michael R. Smith (with express permission)
Michael R. Smith, mrsmith
@kslaw.com
Georgia Bar No. 661689
Letitia A. McDonald,
tmcdonald@kslaw.com
Georgia Bar No. 489430
B. Warren Pope, wpope@kslaw.com
Georgia Bar No. 583723
Benjamin Lee, blee@kslaw.com
Georgia Bar No. 443082
191 Peachtree Street
Atlanta, Georgia 30303-1763
Telephone: (404) 572-4600
Facsimile: (404) 572-5142

Counsel for Defendants